As filed with the Securities and Exchange Commission on May 25, 2007.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAM Holdings Ltd.
(Exact name of Registrant as specified in its charter)

Bermuda	6351	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

RAM Re House
46 Reid Street
Hamilton HM 12 Bermuda
Telephone: (441) 296-6501
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
Telephone: (212) 894-8700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Victoria Guest General Counsel RAM Holdings Ltd. RAM Re House 46 Reid Street Hamilton HM 12 Bermuda (441) 296-6501	Alejandro E. Camacho, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Calculation of Registration Fee

Title of Shares To be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share(1)	Proposed Maximum Offering Price(1)	Amount of Registration Fee

Common Shares, par value $0.10 per share	9,898,344 shares	$16.31	$161,441,990.64	$4,956.27

(1)	Estimated solely for the purpose of determining the registration fee, based on the average of the high and low reported sale prices of our common shares on the NASDAQ Global Market on May 21, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

SUBJECT TO COMPLETION, DATED MAY 25, 2007

PROSPECTUS

9,898,344 Shares

RAM Holdings Ltd.
Common Shares

The selling shareholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 9,898,344 of our common shares. We are not offering any of our common shares by this prospectus.

The registration of the common shares does not necessarily mean that any of the common shares will be offered or sold by any of the selling shareholders. We will receive no proceeds of any sales of the common shares, but will incur expenses in connection with the offering. See “Selling Shareholders” and “Plan of Distribution.”

Our common shares are listed on the NASDAQ Global Market under the symbol “RAMR.” The last reported sale price of our common shares on May 24, 2007 was $16.21 per share.

Investing in our common shares involves risks. You should read carefully the risk factors described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and any risk factors that may be included in any applicable prospectus supplement before investing in our common shares.

None of the Securities and Exchange Commission, any U.S. state securities commission, the Minister of Finance and the Registrar of Companies in Bermuda or the Bermuda Monetary Authority have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2007

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with information that is different from that contained in this prospectus, including any information included on our website. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority, which we refer to as the BMA, must approve all issuances and transfers of shares of a Bermuda exempted company. The BMA has granted its permission for the issue and subsequent transfer of the common shares being offered pursuant to this prospectus, as long as the common shares are listed on The NASDAQ Global Market, to and among persons who are resident and non-resident of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the offered common shares. Each time the selling shareholders sell any of these offered common shares, the selling shareholders will provide you with this prospectus and a prospectus supplement or other offering material, if applicable, that will contain specific information about the terms of that sale and the manner by which such common shares are offered. The prospectus supplement or other offering material also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering material, together with additional information described under the heading “Where to Find More Information.” Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act using a “shelf” registration process. Under a shelf registration process, the selling shareholders may, from time to time, sell common shares covered by this prospectus in one or more offerings. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, which can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices referred to under the heading “Where You Can Find More Information.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.” You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of each document.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” and “our company” refer to RAM Holdings Ltd. and references to “RAM Re” refer solely to RAM Reinsurance Company Ltd.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically, the insurance and reinsurance industries in general and general economic conditions. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “should,” “could,” “may,” “will,” “continue,” and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those discussed in our filings with the SEC, under the heading “Risk Factors” in our periodic reports filed with the SEC or in any prospectus supplement or other offering material, as well as future events such as the following:

•	the loss of significant customers with whom we have a concentration of our reinsurance in force;

•	our inability to execute our business strategy;

•	projected market capacity (including with respect to existing and potential future market entrants);

•	more severe losses or more frequent losses associated with our products;

•	income taxes, including our ability to write reinsurance business through Bermuda or other similarly tax efficient jurisdictions;

•	the timing of cash flows (including, principally, receipt of premium and timing of loss payments);

•	developments in the world’s financial and capital markets that adversely affect the performance of our investments;

•	continuing threats or terrorist attacks on the national, regional and local economies;

•	a downgrade of the financial strength ratings of RAM Re by Standard & Poor’s or Moody’s;

•	losses in our investment portfolio;

•	losses on credit derivatives;

•	changes in regulation or tax laws applicable to us, our subsidiaries or customers;

•	decreased demand for our reinsurance products;

•	our ability to identify, hire and retain qualified management and other personnel;

•	technological developments;

•	the effects of mergers, acquisitions, amalgamations and divestitures;

•	changes in accounting policies or practices;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; and

•	other factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 or which may be included in our Quarterly Reports on Form 10-Q.

The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation publicly to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or to individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

RAM HOLDINGS LTD.

RAM Holdings Ltd. was founded in 1998 as a Bermuda-based provider of financial guaranty reinsurance. We conduct substantially all of our operations through our wholly-owned subsidiary, RAM Reinsurance Company Ltd. We provide financial guaranty reinsurance for public finance and structured finance obligations, covering risks in both the United States and international markets. We are currently the only financial guaranty reinsurer that is both rated “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which we refer to as Standard & Poor’s, and focused solely on providing reinsurance to third parties.

Our principal executive offices are located at RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda and our telephone number at that location is (441) 296-6501. Our website is located at www.ramre.com. The information contained on, or accessible through, our website does not constitute a part of this prospectus.

RISK FACTORS

An investment in our common shares involves significant risks. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006, and that may be contained in any filing we make with the SEC or any applicable prospectus supplement or other offering material, in addition to the other information contained in this prospectus, in an applicable prospectus supplement or incorporated by reference herein or therein, before purchasing any common shares. Additional risks and uncertainties not described in our Annual Report on Form 10-K for the year ended December 31, 2006 and not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adverse affect our business, financial condition, results of operations, or ability to make distributions to our shareholders. In such case, you could lose a portion of your original investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any common shares offered by this prospectus. We will pay all expenses of the registration and sale of the common shares, other than underwriting discounts and commissions.

SELLING SHAREHOLDERS

The shareholders named below or their pledgees, donees, transferees or other successors in interest who we collectively refer to in this prospectus as selling shareholders, may from time to time offer and sell any and all of the common shares offered by this prospectus.

We are registering these shares, pursuant to the terms of the registrations rights provisions of the Shareholders Agreement that we entered into with the selling shareholders, to permit the selling shareholders to resell their common shares when they deem appropriate. See “Description of Share Capital–Shareholders Agreement.” The selling shareholders may resell all, a portion or none of their shares at any time and from time to time. The selling shareholders may also sell, transfer or otherwise dispose of some or all of their common shares in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer their common shares for sale under this prospectus. We will pay all expenses incurred with respect to the registration and sale of the common shares owned by the selling shareholders, other than underwriting fees, discounts and commissions, which will be borne by the selling shareholders.

The table below sets forth information as of May 24, 2007 regarding beneficial ownership of our common shares by each selling shareholder. The number of shares, if any, to be offered by each shareholder, and the amount and percentage of common shares to be owned by each selling shareholder following any offering made pursuant to this prospectus, will be disclosed in the prospectus supplement issued in respect of that offering. The number of common shares outstanding as of May 24, 2007 was 27,238,397.

The selling shareholders may offer all, some or none of the common shares show in the table. Because the selling shareholders may offer all or some portion of the common shares, we have assumed for purposes of completing the last column in the table that all common shares offered hereby will have been sold by the selling shareholders upon termination of sales pursuant to this prospectus.

Name of Beneficial Owner	Beneficial Ownership of Selling Shareholders Prior to This Offering		Number of Shares Offered In This Offering	Beneficial Ownership of Selling Shareholders After This Offering**
	Number	Percentage		Number	Percentage
Transatlantic Reinsurance Company(1)	2,935,413	10.8%	2,935,413	—	—
GSC Group(2)
Greenwich Street Capital Partners II, L.P.	2,958,566	10.9%	2,958,566	—	—
Greenwich Fund, L.P.	100,230	*	100,230	—	—
Greenwich Street Employees Fund, L.P.	176,605	*	176,605	—	—
TRV Executive Fund, L.P.	14,599	*	14,599	—	—
CIVC Sidecar Fund, L.P.(3)	1,259,883	4.8%	1,259,883	—	—
High Ridge Capital Partners Limited Partnership(4)	2,453,048	9.0%	2,453,048	—	—

*	Less than 1%.

**

Assumes that each named selling shareholder sells all of the common shares it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common shares subsequent to the date as of which we obtained information regarding its holdings. The selling shareholders are not obligated to sell all or any portion of the common shares.

(1)	The address of the beneficial owner is 80 Pine Street, New York, New York 10005. Steven S. Skalicky, an officer of Transatlantic Reinsurance Company, is a member of our board of directors.

(2)

The address of the beneficial owner is 12 East 49th Street, Suite 3200, New York, New York 10017. 3,250,000 Common Shares are held directly by the following entities in the following amounts: Greenwich Street Capital Partners II, L.P. (“Greenwich II”) owns 2,958,566 Common Shares; TRV Executive Fund, L.P. (“TRV”) owns 14,599 Common Shares; Greenwich Street Employees Fund, L.P. (“Greenwich Employees”) owns 176,605 Common Shares and Greenwich Fund, L.P. (“Greenwich Fund”) owns 100,230 Common Shares. Greenwich Street Investments II, LLC (“GSI II”) is the general partner of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), L.P. (“GSCP L.P.”) is the manager of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), Inc. (“GSCP Inc.”) is the general partner of GSCP L.P. GSC Group, Inc. (“GSC Group”) owns all of the outstanding capital stock of GSCP Inc. Daniel C. Lukas, an officer of GSC Group, is a member of our board of directors. GSC Active Partners Holdings, L.P. (“Holdings”) owns all of the Class A Common Stock of GSC Group. GSC Active Partners, Inc. (“Active Partners”) is the general partner of Holdings. Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman and Christine K. Vanden Beukel are the managing members and executive officers of GSI II. Robert F. Cummings, Jr., Mr. Eckert, Mr. Hamwee, Mr. Hayden, Andrew Wagner and Joseph H. Wender are the stockholders and executive officers of Active Partners. Each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund received their respective Common Shares on or about May 1, 2006 in respect of the shares each such entity previously held in RAM Holdings II, Ltd. (“RAM II”) pursuant to the amalgamation of RAM II with RAM Holdings and related transactions as described in the RAM Holdings’ registration statement on Form S-1 (333-131763) filed with the Securities and Exchange Commission on February 10, 2006, as amended. Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group became the owner of all the outstanding capital stock of GSCP Inc., Holdings became the owner of all the Class A Common Stock of GSC Group, Active Partners became the general partner of Holdings and Messrs. Cummings, Eckert, Hamwee, Hayden, Wagner and Wender became stockholders and executive officers of Active Partners. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of GSI II, GSCP, L.P., GSCP, Inc., GSC Group, Holdings, Active Partners, and Messrs. Abell, Cummings, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Wagner and Wender, and Ms. Vanden Beukel by virtue of their relationships with Greenwich II, TRV, Greenwich Employees and Greenwich Fund, may be deemed to have shared voting and investment power over, and to be the indirect beneficial owners of, the 3,250,000 Common Shares owned in the aggregate by Greenwich II, TRV, Greenwich Employees and Greenwich Fund, representing 11.9% of the Common Shares outstanding. Each of the Affiliates disclaims beneficial ownership of the Common Shares except to the extent of each such entity’s and individual’s pecuniary interest in the Common Shares.

(3)

BAS Capital Funding Corporation, an affiliate of Banc of America Securities LLC, owns a 99.5% limited partnership interest in CIVC Sidecar Fund, L.P., or CIVC Sidecar Fund. The general partner of CIVC Sidecar Fund is CIVC GP Sidecar Fund, L.P., which has sole voting and dispositive power over BAS Capital Funding Corporation’s limited partnership interest in CIVC Sidecar Fund. CIVC Sidecar GP, LLC is the general partner of CIVC GP Sidecar Fund, LP. Each of Messrs. Christopher J. Perry, Daniel G. Helle and Marcus D. Wedner is a managing member of CIVC Sidecar GP, LLC and collectively are a majority of the limited partnership interest of CIVC GP Sidecar Fund, LP. For the purposes of Rule 13d-3 under the Exchange Act, by virtue of each of the above individual’s relationship with CIVC Sidecar Fund, CIVC GP Sidecar Fund, LP and CIVC Sidecar GP, LLC, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the common shares of the Company owned by CIVC Sidecar Fund. Each of the above entities and individuals disclaims beneficial ownership of the Company’s common shares except to the extent of each entity’s and individual’s pecuniary interest in the Company’s common shares. Michael J. Miller, a partner of CIVC Partners, was a director of our company from 2002 to May 2006.

(4)

The address of the beneficial owner is 5405 2 Morgan Hill Road, South Woodstock, Vermont 05071. 2,453,048 common shares of RAM Holdings are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Each of Steven J. Tynan, the chairman of our board of directors, and James L. Zech are the managers of High Ridge Capital LLC. For the purposes of Rule 13d-3 under the Exchange Act, by virtue of each of the above entity’s and individual’s relationship with High Ridge Capital Partners Limited Partnership, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the common shares of the Company owned by High Ridge Capital Partners Limited Partnership. Each of the above entities and individuals disclaims beneficial ownership of the Company’s common shares except to the extent of each entity’s and individual’s pecuniary interest in the Company’s common shares.

DESCRIPTION OF SHARE CAPITAL

The following summary of our share capital is qualified by the provisions of our memorandum of association, our amended and restated bye-laws, the certificate of designations for our preference shares, and the amended and restated shareholders agreement among substantially all of our existing shareholders. These documents have previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our authorized share capital consists of 90,000,000 common shares of par value $0.10 per share and 10,000,000 preference shares of par value $0.10 per share. As of May 24, 2007, 27,238,397 common shares and 75,000 preference shares are issued and outstanding.

Common Shares

Except as described below, our common shares will have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any issued and outstanding preferred shares, including the Series A Preference Shares discussed below. All of the common shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors.

Preference Shares

Subject to certain limitations contained in our bye-laws and any limitations prescribed by applicable law, our board of directors is authorized to issue preference shares in one or more series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption/repurchase (including sinking fund provisions), redemption/repurchase prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by our shareholders.

On December 14, 2006, we issued 75,000 non-cumulative preference shares, Series A, US$0.10 par value per share, or the Series A Preference Shares. The Series A Preference Shares have a liquidation preference of $1,000 per share. Dividends on the Series A Preference Shares will be payable on a non-cumulative basis, only when, as and if declared by our board of directors (or a duly authorized committee thereof) out of lawfully available funds for the payment of dividends under Bermuda law, semi-annually on the 15th day of June and December of each year, beginning on June 15, 2007 and ending on December 15, 2016. These dividends will accrue with respect to a particular semi-annual dividend period, on the liquidation preference amount, at an annual rate of 7.5%. After December 15, 2016, if the Series A Preference Shares have not been redeemed or repurchased, dividends on the Series A Preference Shares will be payable, only when, as and if declared by our board of directors (or a duly authorized committee thereof) out of lawfully available funds for the payment of dividends under Bermuda law, quarterly on the 15th day of March, June, September and December of each year, beginning on March 15, 2017. These dividends will accrue with respect to a particular quarterly dividend period, on the liquidation preference amount, at an annual rate equal to three-month LIBOR, as defined in the Certificate of Designations setting forth the terms of the Series A Preference Shares, plus 3.557%. No dividends may be declared or paid on our common shares unless the full dividends on the Series A Preference Shares for the latest completed dividend period have been declared and paid (or declared and a sum sufficient for payment has been set aside). We are required to redeem the Series A Preference Shares in whole on December 15, 2066 at a redemption price of $1,000 per share, plus declared and unpaid dividends, if any, and we have the option to redeem the Series A Preference Shares before such date at a redemption price per share equal to the $1,000 liquidation preference, plus declared and unpaid dividends, if any, plus any applicable make-whole premium. On and after December 15, 2016, we may, at our option, redeem the Series A Preference Shares at the $1,000 liquidation preference plus any declared and unpaid dividends without paying a make-whole premium. This summary of the Series A Preferred Shares is qualified in its entirety by reference to the certificate of designations of the Series A Preference Shares, a copy of which is attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006 and is incorporated herein by reference.

Voting Rights

In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and for so long as, the shares of a shareholder are treated as “controlled shares” of any U.S. Person other than The PMI Group, Inc., or PMI, and such controlled shares constitute more than 9.9% of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of 9.9%, under a procedure specified in our bye-laws. The procedure is applied repeatedly until the voting power of all such U.S. Persons (that is, 9.9% U.S. Shareholders) has been reduced to 9.9%. Further, except as set forth below, our board of directors may deviate from the foregoing principles when it deems it appropriate to do so (i) to avoid the existence of any 9.9% U.S. Shareholders, or 24.5% U.S. Shareholders (as defined below) or (ii) to avoid a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates. “Controlled shares” includes, among other things, all shares of the Company that a person is deemed to own directly, indirectly or constructively (within the meaning of sections 957 and 958 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code). In addition, at any time that the controlled shares of PMI constitute (i) more than 9.9% of the voting power conferred by our issued shares and (ii) 24.5% or more of either the voting power or value of our issued shares (that is, a 24.5% U.S. Shareholder), the voting rights with respect to the controlled shares owned by PMI will be limited to a voting power of 9.9%.

For example, the voting power of shares owned by an investor may be reduced or in certain cases eliminated, if, pursuant to certain constructive ownership rules, shares owned or deemed to be owned by the investor are attributed to another investor or shares owned or deemed owned by another investor are attributed to the investor or the investor is invested in an entity in which another investor invests.

In the event the above voting limitations must be applied in situations as described above, the voting limitation shall apply to PMI only after the limitation has been applied to all other shareholders whose votes are subject to reduction and the voting power held by PMI shall not be reduced to below 9.9% by operation of these provisions.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.9% limitation by virtue of their direct ownership of our shares. Our bye-laws provide that our board of directors will endeavor to inform shareholders of their voting interests prior to any vote to be taken by them.

Our board is authorized to request that any direct or indirect holder of shares provide information as the board may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted. If any such holder fails to respond to this request or submits incomplete or inaccurate information, our board may determine that such holders’ shares shall carry no voting rights until such time as our board determines otherwise. All information provided by the shareholder will be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.9% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).

With respect to the election of directors, shareholders have the right to cast votes in the election or appointment of directors on a cumulative basis, meaning they may cast the number of votes for directors equal to the product of the number of shares owned by the shareholder and the number of directors to be elected. Any shareholder wishing to exercise this right must provide notice to our Secretary at least two business days prior to the date of the meeting for election or appointment of directors. If any shareholder has given notice of cumulative voting then all shareholders may cumulate their votes for directors at the relevant meeting. If cumulative voting is in effect, common shares represented by a valid proxy at the meeting will be voted on a cumulative basis and distributed among director nominees in accordance with the judgment of the appointed proxies; provided that no votes of a shareholder will be distributed to a nominee for whom the shareholder voted against or withheld his or her vote.

Restrictions on Transfer of Common Shares

Each transfer of common shares must comply with current BMA rules and regulations or have specific permission from the BMA. Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if it appears to the board, after taking into account the effect of any voting power adjustments under our bye-laws, that a non-de minimis adverse tax, regulatory or legal consequence to us, any direct or indirect holder of our shares or its affiliates may occur as a result of such transfer. Transfers must be made by instrument (not in electronic or other form) unless otherwise permitted by the Bermuda Companies Act.

Acquisition of Common Shares by Us

Under our bye-laws and subject to Bermuda law, we may purchase our own shares, provided, however, that such purchase may not be made if the board of directors determines that it would result in a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates.

Issuance of Shares

Subject to our bye-laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights, provided, however, we may not issue such shares if the board of directors determines such issuance may result in a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of shares or its affiliates.

Bye-laws

In addition to the provisions of our bye-laws described above under “—Voting Rights,” the following provisions are a summary of some of the other important provisions of our bye-laws.

Our Board of Directors and Corporate Action. Subject to our bye-laws and Bermuda law, the directors shall be elected or appointed by holders of common shares. Our bye-laws provide that our board of directors shall consist of between 11 and 15 members, as the board of directors may determine. The current board of directors consists of 11 persons. Shareholders may only remove a director for cause at any general meeting and by a vote of a majority of the voting power of all issued and outstanding voting shares (after giving effect to any voting power adjustments under the bye-laws), provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before such meeting. A vacancy created by removal of a director by the shareholders may be filled by a vote of the majority of votes cast (after giving effect to any voting power adjustments under the bye-laws) by the shareholders at the meeting where the vacancy is created. Subject to the right of shareholders mentioned above, any vacancies on the board of directors can be filled by the vote of a majority of the members of the board of directors then in office if the vacancy occurs as a result of death, disability, disqualification, or resignation of a director or any other proper cause, including removal, provided that the vacancy is filled within 28 days of its occurrence.

Generally, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting, provided, among other things, that the board has not determined that the use of a resolution in writing would have a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates. The quorum necessary for the transaction of business at a meeting of the board of directors shall be fixed by the board of directors and unless so fixed shall be a simple majority of directors then in office present in person or represented by a duly authorized representative.

Our bye-laws provide that our board is authorized to appoint a chairman of the board of directors. In the event that the voting rights of controlled shares owned by PMI are limited to a voting power of 9.9% as described above under “—Voting Rights,” then our bye-laws provide that PMI may appoint the chairman of the board from among the directors then serving on the board of directors. However, PMI may only appoint a director as chairman if PMI voted at least half of the voting power of common shares it owned at the time of the last general meeting of our shareholders for the election of directors in favor of the director it appoints.

Voting of Subsidiary Shares. Our bye-laws provide that if we are required or entitled to vote at a general meeting of our direct non-U.S. subsidiaries, our board of directors shall refer the subject matter of the vote to our shareholders and seek direction from our shareholders as to how we should vote on the resolution proposed by such direct non-U.S. subsidiary. Substantially similar provisions are or will be contained in the bye-laws of RAM Re and the organizational documents of any other of our non-U.S. subsidiaries that we may form in the future.

Shareholder Action. At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the aggregate voting power of our shares shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution; provided that, among other things, the board has not determined that the use of a resolution in writing would have a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws. The following actions shall be approved by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under our bye-laws): certain business combination transactions and amendments to the bye-laws affecting the provisions on voting power adjustments, election of directors, terms of office of directors, removal of directors, business combinations and amendment of the bye-laws. As noted above, removal of directors from our board requires the vote of a majority of issued and outstanding voting shares.

Advance Notice of Certain Actions. Our bye-laws provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or special general meeting, written notice of such shareholder’s intent to make such a proposal must contain the information required by the bye-laws and must be given and received by us not later than (1) with respect to an annual general meeting, 120 days prior to the anniversary date of the immediately preceding annual general meeting and (2) with respect to a special general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. If a shareholder desires to nominate persons for election as directors at an annual general meeting or special general meeting, written notice of such shareholder’s intent to make such nomination, and must be given and received by us not later than (1) with respect to an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting and (2) with respect to a special general meeting, the close of business on the tenth day prior to the meeting at which directors are to be elected.

Amendment. The bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders. See “—Shareholder Action” for a discussion of the vote required for shareholders to amend the bye-laws. In addition, as long as PMI remains a shareholder, the following changes to the bye-laws may only be made with the consent of PMI: (1) amending the voting power adjustments if a change would adversely affect PMI, (2) reducing the size of the board of directors, (3) amending PMI’s right to appoint the chairman of the board of directors, (4) permitting removal of a director for other than cause, (5) amending the cumulative voting provisions and (6) amending the amendment provision.

Anti-Takeover Provisions Concerning Change of Control

Some of the provisions described above could delay or prevent a change of control that our shareholders might consider favorable. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future. For example, our bye-laws contain the following provisions that could have such an effect:

•

shareholders are required to provide us with advance notice of shareholder nominations and proposals to be brought before any general meeting of shareholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal;

•	shareholders have limited rights to remove directors;

•

our board of directors may issue preference shares, without shareholder approval, with voting and conversion rights that could adversely affect the voting power or other rights of holders of our common shares;

•

any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.9%, or in certain cases 24.5%, of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than 9.9% of the total voting rights; and

•

our directors may, in their discretion, decline to record the transfer of any common shares on our share register, if the directors have made a determination that such transfer may result in any non-de-minimis tax, legal or regulatory consequences to us, our subsidiaries or our shareholders or if they are not satisfied that all required regulation approvals for such transfer have been obtained.

Differences in Corporate Law

You should be aware that the Bermuda Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Bermuda Companies Act applicable to us (including modifications adopted pursuant to our bye-laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors. Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements: (1) a duty to act in good faith in the best interests of the company; (2) a duty not to make a personal profit from opportunities that arise from the office of director; (3) a duty to avoid conflicts of interest; and (4) a duty to exercise powers for the purpose for which such powers were intended. The Bermuda Companies Act also imposes a duty on directors and officers of a Bermuda company, to act honestly and in good faith, with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Bermuda Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors. Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Bermuda Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if (i) the material facts with respect to such interested director’s relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, RAM Re’s ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See “Dividend Policy” and “Regulation.” Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit us and would be conducive to attaining our objectives contained within our memorandum of association. We may, with the approval of at least 66% of the issued and outstanding voting shares at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda; provided that if our board of directors has approved the amalgamation, then approval of a majority of votes cast by our shareholders at a general meeting at which a quorum is present will authorize the amalgamation. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital shares. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Certain Transactions with Significant Shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from the board of directors and shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

Shareholders’ Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals. Under Bermuda law, the Bermuda Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders Meetings; Approval of Corporate Matters by Written Consent. Under our bye-laws, a special general meeting may be called by our President or by our Chairman or by the board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of RAM Holdings as provided by the Bermuda Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye- laws to call a special meeting of shareholders. Under Bermuda law, the Bermuda Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

Amendment of Memorandum of Association. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company’s stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

Amendment of Bye-Laws. Consistent with the Bermuda Companies Act, RAM Holdings’ bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of our board of directors and by a resolution of our shareholders. Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Staggered Board of Directors. Under Bermuda law, the Bermuda Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Shareholders Agreement

All of the holders of our common shares that were shareholders immediately prior to our initial public offering are parties to a Shareholders Agreement. Investors who purchase our shares in this offering will neither be subject to the requirements of the Shareholders Agreement nor have any rights under the Shareholders Agreement. The following is a summary of some of the important provisions of the Shareholders Agreement:

Registration Rights. Subject to obtaining all approvals required by Bermuda governmental authorities and to compliance with applicable provisions of the Bermuda Companies Act, the parties to the Shareholders Agreement shall have the right to require us to register all or part of our common shares held by such shareholders pursuant to an underwritten public offering, subject to the following limitations: (i) certain requirements as to the size of the demand are met for all shareholders who are party to the Shareholders Agreement except PMI, (ii) in connection with the demand, the common shares to be offered must have an aggregate offering price of at least $25 million (based on the then-current market price, or offering price if there has been no initial public offering of our common shares), (iii) our right to delay the registration for a period not to exceed 60 days if either we are proceeding with an offering and in the judgment of the managing underwriter for our offering, the requested registration would have an adverse effect on our proposed offering or we are in possession of material non-public information that our board has determined would not be in our best interests to disclose publicly, (iv) we will not be required to effect a registration under the Shareholders Agreement to the extent required by a managing underwriter in an underwritten public offering, during a period not to exceed 180 days (in the case of this offering) or 90 days (in the case of all other offerings), from the effectiveness of any previous registration statement filed by us, (v) we are not required to give effect to such rights more than four times, subject to PMI having the right to demand one or two additional registrations in certain circumstances, and (vi) such rights will be subject to customary cutback provisions. Our ability to not file or to delay the filing of a registration will be, in certain circumstances, limited to twice per any 12-month period.

We will pay all expenses (other than underwriting commissions and discounts and transfer taxes relating to the shares to be sold by the shareholders), including legal and accounting fees and expenses, for the registration. Holders of our common shares also have customary incidental registration rights. Other customary registration rights provisions apply, including indemnification and contribution provisions as permitted by Bermuda law.

If the size of a requested registration of our shares in accordance with the rights described above exceeds the largest number of securities which can be sold without having an adverse effect on this offering (in the view of the managing underwriter), the number of securities to be registered shall be allocated on a pro rata basis (subject to adjustment).

Pursuant to the Shareholders Agreement, the shareholders will also have certain incidental registration rights in the event that we at any time propose to register any of our shares or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, our shares, subject to the exceptions listed therein.

If the registration of shares pursuant to the rights described shall be in connection with an underwritten public offering:

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the shareholders whose shares are to be registered in any given offering have agreed that, subject to certain conditions and exceptions, they will not effect any sale or distribution of their remaining shares or any other of our equity securities or any security convertible into or exchangeable or exercisable for any of our equity securities for a period of ten days prior to the date of the effectiveness of the relevant registration statement until 90 days following such date; and

•

we have agreed, subject to certain conditions and exceptions, not to effect any public sale or distribution of any of our equity securities or of any other security convertible into or exchangeable or exercisable for any of our equity securities for a period of ten days prior to the date of the effectiveness of the relevant registration statement until 90 days following such date.

Pre-emptive Rights of PMI. The Shareholders Agreement provides that in the event we propose to issue new voting shares, excluding shares issued in any stock split, recapitalization or similar transaction where shares are issued proportionately to all shareholders, we will provide PMI with notice of the proposed issuance and PMI has the option to purchase from us new voting shares up to the amount needed to maintain its then-existing voting percentage ownership after giving effect to the issuance. If we are issuing new voting shares for cash, PMI shall pay the same price as we are receiving in the issuance. If we are issuing new shares for consideration other than cash, PMI shall pay the fair market value for such shares. PMI’s preemptive right will terminate on the first business day following any one-year period during which PMI’s voting percentage ownership remained equal to less than 18% and will terminate immediately in the event PMI ceases to own any of our common shares.

This summary of the Shareholders Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Shareholders Agreement.

Listing

Our common shares are listed on The Nasdaq Global Market under the trading symbol “RAMR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is The Bank of New York, whose principal executive office is located at 1 Wall Street, New York, New York 10286.

MATERIAL TAX CONSIDERATIONS

The following summary of our taxation and the taxation of our shareholders is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could be retroactive in effect and affect this summary.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) “Taxation of RAM Holdings and RAM Re—Bermuda” and “Taxation of Shareholders—Bermuda Taxation” is based upon the advice of Conyers Dill & Pearman, our Bermuda counsel and (ii) “Taxation of RAM Holdings and RAM Re—United States” and “Taxation of Shareholders—United States Taxation” is based upon the advice of Clifford Chance US LLP, New York, New York. The advice of such firms does not include any factual or accounting matters, determinations or conclusions including amounts and computations of RPII (as defined below) and amounts or components thereof or facts relating to our business or activities. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. The advice of Clifford Chance US LLP relies upon and is premised on the accuracy of the assumptions contained herein and the factual statements and representations made by RAM Holdings and RAM Re concerning their respective businesses, properties, ownership, organization, source of income and manner of operation, including any forward looking statements, beliefs, intentions or expectations with respect to such businesses or activities. Statements contained herein as to the beliefs, expectations and conditions of RAM Holdings and RAM Re as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING OUR COMMON SHARES.

Taxation of RAM Holdings and RAM Re

Bermuda

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. RAM Holdings and RAM Re have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to RAM Holdings and RAM Re or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. RAM Holdings and RAM Re could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to RAM Holdings and RAM Re. RAM Holdings and RAM Re each pay annual Bermuda government fees, and RAM Re pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United States

The following discussion is a summary of all material U.S. tax considerations relating to our operations. A foreign corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. federal income tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to definitively identify activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that RAM Holdings and/or RAM Re are or will be engaged in a trade or business in the United States for U.S. federal income tax purposes. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it files a U.S. federal income tax return. RAM Re does not intend to file protective U.S. federal income tax returns. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the additional “branch profits” tax.

If RAM Re is entitled to benefits under the insurance income tax treaty between the United States and Bermuda, which we refer to as the Bermuda Treaty, RAM Re would not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. RAM Re currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that RAM Re will be eligible for Bermuda Treaty benefits immediately following this offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of RAM Holdings’ shareholders. RAM Holdings would not be eligible for treaty benefits because it is not an insurance company. Accordingly, RAM Holdings and RAM Re have conducted and intend to conduct substantially all of their operations outside the United States and to limit their U.S. contacts so that neither RAM Holdings nor RAM Re should be treated as engaged in the conduct of a trade or business in the United States.

Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If RAM Re is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of RAM Re’s investment income to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If RAM Re is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of RAM Re’s investment income could be subject to U.S. federal income tax.

Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to a U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. The Bermuda Treaty does not reduce the U.S. federal withholding rate on U.S.-sourced investment income.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States, subject to exemption by applicable treaties. The rates of tax applicable to premiums paid to RAM Re are 4% for casualty insurance premiums and 1% for reinsurance premiums.

Taxation of Shareholders

Bermuda Taxation

Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax or other tax payable by holders of the common shares, other than shareholders ordinarily resident in Bermuda, if any.

United States Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their common shares in this offering, who do not own (directly, indirectly through foreign entities or “constructively”) shares of RAM Holdings or RAM Re prior to this offering and who hold their common shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, except as disclosed below, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass through entities, persons who are considered with respect to any of us as “United States shareholders” for purposes of the CFC rules of the Code (generally, and except as specifically discussed below, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of RAM Holdings or RAM Re shares entitled to vote (that is, 10% U.S. Shareholders)), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short- sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government. Persons considering making an investment in our shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction prior to making such investment.

If a partnership holds our common shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Person” means: (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, or under the laws of any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Taxation of Dividends. Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of RAM Holdings (as computed using U.S. tax principles). We believe that dividends paid by us to non-corporate holders on our common shares before 2011 should be eligible for reduced rates of tax up to a maximum of 15% as “qualified dividend income,” because our common shares should be treated as readily tradable on an established securities market in the United States. Whether a dividend paid by RAM Holdings is eligible for the reduced rate of tax is also dependent on certain other factors including the length of time the U.S. Person has held our shares. Qualified dividend income is subject to tax at long-term capital gain rates. Dividends paid by us to corporate holders will not be eligible for the dividends received deduction. To the extent such distributions exceed RAM Holdings’ earnings and profits, they will be treated first as a return of the shareholder’s basis in their shares to the extent thereof, and then as gain from the sale of a capital asset.

Classification of RAM Holdings or RAM Re as CFCs. Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (that is, “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day of the taxable year of such corporation, which we refer to as the 50% CFC Test. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned (directly, indirectly through foreign entities or constructively) by 10% U.S. Shareholders on any day of the taxable year of such corporation, which we refer to as the 25% CFC Test, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts (other than certain insurance or reinsurance related to same country risks written by certain insurance companies not applicable here), exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. Moreover, RAM Re may be characterized as a CFC even if, based on the nominal voting power attributable to its shares, it avoids CFC characterization under the 50% CFC Test in the case of RAM Holdings and the 25% CFC Test in the case of RAM Re if, based on the facts and circumstances, U.S. Persons who are not 10% U.S. Shareholders based on the nominal voting power attributable to the shares of RAM Holdings or RAM Re owned by such U.S. Persons exercise control over RAM Holdings or RAM Re disproportionate to their nominal voting power in such a manner that RAM Holdings or RAM Re should be considered a CFC under the 50% CFC Test or 25% CFC Test, as applicable.

We believe, subject to the discussion below, that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in “Description of Share Capital”) and other factors, no U.S. Person who acquires common shares in this offering directly or indirectly through foreign entities and that did not own (directly, indirectly through foreign entities, or constructively) shares of RAM Holdings or RAM Re prior to this offering should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of shares of RAM Holdings or RAM Re. We note that the provisions in our organizational documents that limit voting power could reduce or eliminate an investor’s voting power in circumstances in which, pursuant to certain constructive ownership rules, shares owned or deemed owned by the investor are attributed to another investor or shares owned or deemed owned by another investor are attributed to the investor or the investor is invested in an entity in which another investor invests. However, neither we nor investors may be aware of circumstances in which shares may be so attributed in order to timely effectuate these provisions. In addition, the IRS could challenge the effectiveness of the provisions in our organizational documents and a court could sustain such a challenge. Accordingly, no assurance can be given that a U.S. Person who acquires common shares in this offering will not be characterized as a 10% U.S. Shareholder.

The RPII CFC Provisions. A different definition of CFC is applicable in the case of a non-U.S. corporation which earns RPII. The following discussion generally is applicable only if the RPII of RAM Re, determined on a gross basis, is 20% or more of its gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which RAM Re’s RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, we believe that RAM Re met the 20% Ownership Exception in prior years of operation and will meet the 20% Ownership Exception for each tax year for the foreseeable future. Additionally, as RAM Holdings is not licensed as an insurance company we do not anticipate that RAM Holdings will have insurance income, including RPII.

RPII is any insurance income (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is an RPII shareholder (as defined below) or a related person (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. The term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of RAM Holdings’ or RAM Re’s shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation’s pension plan is ordinarily not a related person with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. RAM Re will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of RAM Re by vote or value.

RPII Exceptions. The special RPII rules do not apply to RAM Re if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of RAM Re, which we refer to as the 20% Ownership Exception, (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of RAM Re for the taxable year, which we refer to as the 20% Gross Income Exception, (iii) RAM Re elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) RAM Re elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. RAM Re does not intend to make these elections. Where none of these exceptions applies to RAM Re, each U.S. Person owning directly or indirectly through foreign entities, any shares in RAM Holdings (and therefore indirectly, in RAM Re) on the last day of RAM Re’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of RAM Re for the portion of the taxable year during which RAM Re was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of RAM Re’s current- year earnings and profits as reduced by the U.S. Person’s share, if any, of certain prior-year deficits in earnings and profits. RAM Re intends to operate in a manner that is intended to ensure that it qualifies for the 20% Ownership Exception; however, it is possible that we will not be successful in qualifying under this exception. RAM Re has not qualified for the 20% Gross Income Exception in recent prior years, and it is unclear whether RAM Re will qualify for the 20% Gross Income Exception in the future.

Computation of RPII. In order to determine how much RPII RAM Re has earned in each taxable year (for purposes of providing this information to RPII shareholders), RAM Re may obtain and rely upon information from its insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of RAM Re and are U.S. Persons. RAM Re may not be able to determine whether any of its underlying direct or indirect insureds are RPII shareholders or related persons to such RPII shareholders. Consequently, RAM Re may not be able to determine accurately the gross amount of RPII it earns in a given taxable year or whether the 20% Ownership Exception is met. For any year in which the 20% Ownership Exception does not apply and the 20% Gross Income Exception is not met, RAM Holdings may also seek information from its shareholders as to whether beneficial owners of RAM Re shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent RAM Holdings is unable to determine whether a beneficial owner of RAM Re shares is a U.S. Person, RAM Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

If, as expected, for each taxable year RAM Re meets the 20% Ownership Exception, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Holders. Every RPII shareholder who directly or indirectly owns shares of RAM Re on the last day of any taxable year of RAM Re in which the 20% Ownership Exception does not apply to RAM Re and the 20% Gross Income Exception is not met should expect that for such year the RPII Shareholder will be required to include in gross income its share of RAM Re’s RPII for the portion of the taxable year during which RAM Re was a CFC under the RPII provisions, whether or not distributed, even though such shareholders may not have owned the shares throughout such period. A RPII shareholder who owns RAM Re shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of RAM Re’s RPII.

Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII provisions by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the U.S. Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application thereof to RAM Re is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

Basis Adjustments. U.S. Person’s tax basis in its shares will be increased by the amount of any CFC income (including RPII) that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by RAM Holdings out of previously taxed CFC income. The shareholder’s tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above.

Dispositions of Common Shares. Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, U.S. holders of common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and certain other non-corporate shareholders and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and will generally constitute “passive income” for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that, because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. shareholder of RAM Holdings who purchases stock in this offering should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of RAM Holdings; to the extent this is the case, the application of Code section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, RAM Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception is met or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of common shares because RAM Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income,” which we call the 75% test or (ii) 50% or more of its assets produce (or are held for the production of) passive income, which we call the 50% test.

If RAM Holdings were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such person is a 10% U.S. Shareholder or made a “qualified electing fund election,” or a “mark-to -market election.” It is uncertain whether RAM Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. A U.S. Person may elect mark-to-market treatment for its shares, provided the shares, for purposes of the rules, constitute “marketable stock” as defined in Treasury Regulations. In general, a U.S. Person electing the mark-to-market regime would compute gain or loss at the end of each taxable year as if the shares had been sold at fair market value or on an actual sale, which gain would generally be ordinary income. A market-to-market election is generally irrevocable. In addition, if RAM Holdings were considered a PFIC, upon the death of any U.S. individual owning shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of their shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to the generally applicable U.S. federal income tax and an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. In addition, a distribution paid by a PFIC to U.S. Shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax as qualified dividend income.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income.” The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it “received directly its proportionate share of the income...” and as if it “held its proportionate share of the assets...” of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, RAM Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of RAM Re for purposes of the 75% test and the 50% test. We expect that the income and assets of RAM Holdings other than the income generated by RAM Re and the assets held by RAM Re will be de minimis in each year of operations with respect to the overall income and assets of RAM Holdings and RAM Re.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that RAM Re will be predominantly engaged in the active conduct of an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, the Insurance Company Exception should apply to RAM Re, and none of the income or assets of RAM Re should be treated as passive. As a result, based upon the look-through rule, we believe that RAM Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. In addition, we may experience unanticipated changes in our operations resulting from business or market contingencies that may cause us to fail to qualify under the insurance company exception. Accordingly, U.S. Persons may wish to consider filing a protective statement for the first taxable year during which any equity interest in RAM Holdings is acquired to preserve their ability to make retroactive QEF elections in the event RAM Holdings and/or one or more of its non-U.S, subsidiaries were to be treated as PFICs. Prospective investors should consult their tax advisor as to the effects of the PFIC rules and the desirability of filing a protective statement.

Foreign Tax Credit. Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the subpart F income, RPII and dividends that are foreign source income will constitute either “passive” or “general” income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds. Under certain circumstances, U.S. Persons who own (directly or indirectly) shares in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which RAM Holdings determines that the 20% Gross Income Exception is not met and the 20% Ownership Exception does not apply, RAM Holdings will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Information returns may be filed with the IRS in connection with distributions on the common shares and the proceeds from a sale or other disposition of the common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Proposed U.S. Tax Legislation. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

PLAN OF DISTRIBUTION

Any of the selling shareholders (including pledgees, donees, transferees or other successors in interest) may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale by the selling shareholders so that those common shares may be freely sold to the public by the selling shareholders. Registration of the common shares covered by this prospectus does not mean, however, that those common shares necessarily will be offered or sold. The timing and amount of any sale is within the sole discretion of each selling shareholder. We will not receive any proceeds from any sale by the selling shareholders of the common shares. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus. We also have agreed in the Shareholders’ Agreement to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholders may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the NASDAQ Global Market (or any other exchange in which the shares may be listed);

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

In compliance with NASD guidelines, the maximum compensation to the underwriters or agents in connection with the sale of common shares pursuant to this prospectus will not exceed 8% of the aggregate total offering price to the public of the common shares as set forth on the cover page of any applicable prospectus supplement or other offering material. It is anticipated that the maximum compensation to be received in connection with the sale of the common shares will be significantly less than 8% of the total offering price to the public as set forth on the cover page of any applicable prospectus supplement or other offering material.

Some of the common shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus or pursuant to other available exemptions from the registration requirements of the Securities Act.

If any underwriters are involved in the offer and sale of common shares, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common shares or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common shares in connection with the offering, i.e., if it sells more common shares than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing common shares in the open market. In general, purchases of common shares to reduce a short position could cause the price of the common shares to be higher than it might be in the absence of such purchases.

We and the selling shareholders may enter into agreements with agents, underwriters and dealers under which we and the selling shareholders may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement.

In connection with the sale of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling shareholders may also sell shares short after the effective date of the registration statement of which this prospectus is a part and may deliver the common shares described in this prospectus to close out their short positions, or loan or pledge the common shares to broker-dealers that may in turn sell these shares. The selling shareholders may engage in option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares described in the prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction.)

Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us, the selling shareholders or any of our or their affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters as to U.S. law in connection with this offering will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2006 and for the period then ended incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so included in reliance on the report PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file in the SEC’s Public Reference Room, at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq at, 1735 K Street, Washington, D.C. 20006. You may also obtain our SEC filings from the SEC’s website at http//www.sec.gov. Our SEC filings are also available on our website at www.ramre.com. The information contained on, or accessible through, our website does not constitute a part of this prospectus.

This prospectus is part of a registration statement of Form S-3 (including the exhibits, schedules, and amendments to the registration statement) we have filed with the SEC under the Securities Act with respect to the common shares. The prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common shares, we refer you to the registration statement and to its exhibits and schedules. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished in a Current Report on Form 8-K under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus) after the initial filing of the registration statement that contains this prospectus and until all of the common shares covered by this prospectus are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Current Report on Form 8-K filed on February 26, 2007;

•	The definitive proxy statement on Schedule 14A filed on March 29, 2007; and

•	The description of our common shares contained in the Registration Statement on Form 8-A filed on May 1, 2006.

You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
RAM Holdings Ltd.
46 Reid Street
Hamilton HM 12 Bermuda
Telephone: (441) 296-6500

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against us, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, our U.S. agent, irrevocably appointed for that purpose.

Uncertainty exists as to whether courts of Bermuda will enforce judgments obtained in other jurisdictions (including the U.S.) against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. Further there is no treaty in effect between the U.S. and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction’s public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

The BMA has granted its permission for the issue and subsequent transfer of our common shares being offered pursuant to this prospectus, as long as the shares are listed on the NASDAQ Global Market, to and among persons who are resident and non-resident of Bermuda for exchange control purposes. In addition, we will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Bermuda Companies Act. However, the BMA and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

9,898,344 Shares

RAM Holdings Ltd.

Common Shares

PROSPECTUS

                   , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant (except as noted in the prospectus) in connection with the registration and sale of the common shares being registered hereby. All of such costs and expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Securities and Exchange Commission Fee	$4,956.27
NASD Fee	$16,644.20
Legal Fees and Expenses(1)	$80,000.00
Printing Expenses(1)	$7,500.00
Accounting Fees and Expenses(1)	$30,000.00
Blue Sky Fees and Expenses	$5,000.00
Miscellaneous Expenses	$5,899.53

Total:	$150,000.00

(1)	Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of common shares.

Item 15. Indemnification of Directors and Officers.

Bye-law 56 of the Registrant’s Amended and Restated Bye-Laws provides, among other things, that the directors, secretary and other officers (including any persons appointed to a committee of the board of directors) of the Registrant, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant to the full extent permitted by law from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons.

Bye-law 56A of the Registrant’s Amended and Restated Bye-Laws provides that the Registrant and each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Registrant, against any director, secretary or other officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between the company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.

Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

The Registrant has purchased directors and officers liability insurance policies. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. Under those agreements, the Registrant will agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as director, officer, employee, agent or fiduciary of us or, at our request, any other entity, to the fullest extent permitted by applicable law.

Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits

1.1	Form of Underwriting Agreement, if applicable*
3.1

Certificate of Incorporation and Memorandum of Association of RAM Holdings Ltd. (incorporated by reference to Exhibit 3.1 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).

3.2	Form of Amended and Restated Bye-laws of RAM Holdings Ltd. (incorporated by reference to Exhibit 3.2 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333- 131763)).
4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).
4.2

Fiscal Agency Agreement dated as of March 26, 2004 between RAM Holdings Ltd. and The Bank of New York, as fiscal agent (incorporated by reference to Exhibit 4.2 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).

4.3

6.875% Senior Note, dated March 26, 2004, from RAM Holdings Ltd. to Cede & Co., for $40.0 million (incorporated by reference to Exhibit 4.3 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).

4.4

Certificate of Designations of Non-Cumulative Preference Shares, Series A of RAM Holdings Ltd. (incorporated by reference to Exhibit 4.1 of the Registrant’s Report on Form 8-K, dated December 14, 2006)

4.5	Form of Series A Preference Share Certificate (incorporated by reference to Exhibit 4.2 of the Registrant’s Report on Form 8-K, dated December 14, 2006)
4.6	Replacement Capital Covenant (incorporated by reference to Exhibit 4.3 of the Registrant’s Report on Form 8-K, dated December 14, 2006)
4.7	Registration Rights Agreement with respect to the Non-Cumulative Preference Shares, Series A (incorporated by reference to Exhibit 4.4 of the Registrant’s Report on Form 8-K, dated December 14, 2006)

5.1	Opinion of Conyers Dill & Pearman with respect to the legality of the securities being registered, filed herewith.
23.1	Consent of PricewaterhouseCoopers, filed herewith.
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page)
99.1	Form F-N, filed herewith.

*	To be filed by amendment or incorporated by reference in connection with the offering of the common shares.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and;

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 25th day of May, 2007.

RAM Holdings Ltd.
By:	/s/ Vernon M. Endo
Name: Vernon M. Endo Title: President and Chief Executive Officer

Power of Attorney and Signatures

We, the undersigned directors and officers of RAM Holdings Ltd., hereby severally appoint Vernon M. Endo and Richard Lutenski, with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ Steven J. Tynan Name: Steven J. Tynan	Chairman of the Board; Director	May 25, 2007
/s/ Vernon M. Endo Name: Vernon M. Endo	President and Chief Executive Officer and Director (principal executive officer)	May 25, 2007
/s/ Richard Lutenski Name: Richard Lutenski	Chief Financial Officer (principal financial officer)	May 25, 2007
/s/ Laryssa Yuel Name: Laryssa Yuel	Financial Controller (principal accounting officer)	May 25, 2007
/s/ Edward F. Bader Name: Edward F. Bader	Director	May 25, 2007
/s/ Victor J. Bacigalupi Name: Victor J. Bacigalupi	Director	May 25, 2007
/s/ David L. Boyle Name: David L. Boyle	Director	May 25, 2007
/s/ Allan S. Bufferd Name: Allan S. Bufferd	Director	May 25, 2007
/s/ Daniel C. Lukas Name: Daniel C. Lukas	Director	May 25, 2007

Signature	Title	Date
/s/ Mark F. Milner Name: Mark F. Milner	Director	May 25, 2007
/s/ Steven S. Skalicky Name: Steven S. Skalicky	Director	May 25, 2007
/s/ Dirk A. Stuurop Name: Dirk A. Stuurop	Director	May 25, 2007
/s/ Conrad P. Voldstad Name: Conrad P. Voldstad	Director	May 25, 2007

EXHIBIT INDEX

Item 16. Exhibits

1.1	Form of Underwriting Agreement, if applicable*
3.1

Certificate of Incorporation and Memorandum of Association of RAM Holdings Ltd. (incorporated by reference to Exhibit 3.1 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).

3.2	Form of Amended and Restated Bye-laws of RAM Holdings Ltd. (incorporated by reference to Exhibit 3.2 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).
4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).
4.2

Fiscal Agency Agreement dated as of March 26, 2004 between RAM Holdings Ltd. and The Bank of New York, as fiscal agent (incorporated by reference to Exhibit 4.2 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).

4.3

6.875% Senior Note, dated March 26, 2004, from RAM Holdings Ltd. to Cede & Co., for $40.0 million (incorporated by reference to Exhibit 4.3 of the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-131763)).

4.4

Certificate of Designations of Non-Cumulative Preference Shares, Series A of RAM Holdings Ltd. (incorporated by reference to Exhibit 4.1 of the Registrant’s Report on Form 8-K, dated December 14, 2006)

4.5	Form of Series A Preference Share Certificate (incorporated by reference to Exhibit 4.2 of the Registrant’s Report on Form 8-K, dated December 14, 2006)
4.6	Replacement Capital Covenant (incorporated by reference to Exhibit 4.3 of the Registrant’s Report on Form 8-K, dated December 14, 2006)
4.7	Registration Rights Agreement with respect to the Non-Cumulative Preference Shares, Series A (incorporated by reference to Exhibit 4.4 of the Registrant’s Report on Form 8-K, dated December 14, 2006)
5.1	Opinion of Conyers Dill & Pearman with respect to the legality of the securities being registered, filed herewith.
23.1	Consent of PricewaterhouseCoopers, filed herewith.
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page)
99.1	Form F-N, filed herewith.

*	To be filed by amendment or incorporated by reference in connection with the offering of the common shares.